UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 21, 2014

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

In this report, we are:

•	updating information regarding our preliminary unaudited results of operations for the year ended December 31, 2013;

•	announcing preliminary results of operations for the three month period ended March 31, 2014; and

•	reporting on developments related to liquidity and capital resources.

In a current report on Form 8-K filed on March 31, 2014, we announced preliminary results of operations for the year ended December 31, 2013. We also announced that we would be restating our previously issued unaudited financial statements contained in our quarterly report on Form 10-Q for the quarter ended March 31, 2013, and the two subsequent quarterly reports for the periods ended June 30, 2013 and September 30, 2013, because of errors related to the incorrect recognition of $3.9 million of revenue from sales to two customers in the first quarter of 2013.

We stated our intention to include restated financial information for the first three quarterly periods of 2013 in our Annual Report on Form 10-K for the year ended December 31, 2013, and that we expected to file our Annual Report on Form 10-K in early May 2014. Due to current cash constraints, we have not yet completed the audit of our financial statements for the year ended December 31, 2013, or the review of the financial statements for the quarterly period ended March 31, 2014. We currently expect to file our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 on or about June 30, 2014.

Preliminary Unaudited Results for the year ended December 31, 2013

The following financial information is based on our unaudited financial results, and is preliminary subject to modification when the audit is completed.

For the year ended December 31, 2013, revenues were approximately $8.6 million. This includes a $3.9 million reversal of revenue associated with the restatement described in our prior report. Revenues were adversely impacted by an unanticipated drop in demand for our terminal and gateway products and slower than expected launch of our security alert products. In 2012, the top three customers for our terminal and gateway products accounted for $44.5 million of our revenue. In 2013, only one of those customers ordered products, for an aggregate of $5.3 million of revenue. In addition, we anticipated successful launches of our Home Alert products in Africa and in North America in 2013, based on discussions with customers in those regions. In Africa, we had warranty issues which delayed the initial launch of the products, but ultimately our customers did not complete their purchases. In North America, we had been working with Sprint on the design of the Home Alert product line and were actively engaged in their labs with testing, but that strategic initiative slowed following Softbank’s acquisition of a controlling interest in Sprint.

Cost of goods sold for 2013 was $9.8 million, which included a $4.0 million inventory reserve for products that were intended for sale into Africa. We are continuing to evaluate options to sell that inventory into Africa or other regions, but our management concluded, based on the lack of success to date and the aging of the inventory, that the reserve was appropriate. As a result of the inventory reserve, and the correspondingly high cost of goods sold, gross margin for 2013 was a negative 14.0%.

Operating expenses for 2013 were $12.0 million, including $2.7 million for research and development, $2.0 million for sales and marketing, and $7.3 million for general and administrative expenses. General and administrative expenses included a $3.3 million expense related to an account receivable reserve for accounts sold into Africa in the fourth quarter of 2012. Operating expenses also included $600,000 of one-time severance related expenses attributable to reductions in headcount.

We incurred interest and related charges of $1.0 million, including $618,000 in amortization and Note payable discount write off, during the year. We also incurred a loss of $605,000 related to the sale of an interest in one of our accounts receivable in order to monetize that receivable. Overall, we incurred a net loss for the year of approximately $14.8 million, which includes $3.3 million associated with the account receivable reserve, $4.0 million associated with inventory reserve, $605,000 associated with the sale of the account receivable interest and $600,000 of severance related expenses.

We finished the year with cash and cash equivalents of $26,000 and a working capital deficit of approximately $21.3 million. Our working capital deficit was significantly impacted by the $3.3 million reserve against accounts receivable and the $4.0 million reserve against inventory. At December 31, 2013, our net accounts receivable were $1.3 million, and our net inventory was $857,000. Liabilities at December 31, 2013 included accounts payable of $9.5 million, notes payable of $5.6 million, bank debt of $3.7 million and accrued payroll of $1.9 million.

Preliminary Unaudited Results for the period ended March 31, 2014

The following financial information is based on our unaudited financial results, and is preliminary subject to modification when the auditor’s review is completed.

For the three month period ended March 31, 2014, revenues were approximately $741,000. Revenues were impacted by an arrangement we reached with a significant customer in Poland for our final orders prior to their transition to a 4G network. As a condition to completing the final purchase order, the customer required authority to acquire product directly from our contract manufacturer. We entered into a license agreement with our contract manufacturer granting it a license to manufacture and sell our MV600 and MV610 gateway devices directly to the customer in Poland. Under the terms of the license agreement, we receive a license fee approximating what would have been our gross margin on the sale. Our contract manufacturer will recognize revenue from the customer of $2.1 million for the purchase order. We recognized revenue of $439,000 for the license fees.

Cost of goods sold for the quarter was $227,000. There was no cost of goods sold associated with the license fees for the Poland order. Accordingly, gross margin for the quarter was 69.4%.

Operating expenses for the three month period ended March 31, 2014 were $943,000, including $274,000 for research and development, $208,000 for sales and marketing, and $461,000 for general and administrative expenses. Operating expenses were significantly lower than prior periods as a result of headcount reductions and other cost saving measures taken in 2013.

Overall, we incurred a net loss for the first quarter of $485,000.

At March 31, 2014, we had cash and cash equivalents of $12,000, accounts receivable (net of reserve) of $1.6 million, and inventory (net of reserve) of $857,000. We had accounts payable of $9.9 million, a note payable of $5.6 million, bank financing of $3.5 million, and accrued payroll of $2.3 million. Overall we had a working capital deficit of $21.7 million.

Liquidity and Capital Resources

The following table summarizes key items affecting liquidity at March 31, 2014 and December 31, 2013:

	($ in thousands)
	March 31, 2014	December 31, 2013
Cash and cash equivalents	$12	$26
Accounts receivable	$1,592	$1,260
Inventory	$857	$857
Accounts payable	$9,860	$9,536
Note payable	$5,557	$5,557
Bank financings	$3,521	$3,675
Working capital (deficit)	$(21,714)	$(21,307)

Our accounts payable consist primarily of payments owed to contract manufacturers on products that we were unable to sell or have been unable to collect payment from our customers. Generally, we order products from our contract manufacturers only upon receipt of a purchase order from a customer. We then try to get our contract manufacturers to manufacture on open credit terms. We are delinquent in payments to our contract manufacturers and they have restricted their credit terms with us. Accordingly, we have been required to use purchase order financing and identify alternative manufacturers in order to finance the production of our products.

In September 2012, we settled an outstanding account payable with a contract manufacturer in exchange for cash and the issuance of a promissory note with a face value of $7.7 million. The Note obligates us to make payments of $50,000 each month. In addition, we are required to make a payment on or before March 31 each year equal to 50% of the prior year’s net income less $600,000. We have not made any monthly payments under this Note since August 2013. Accordingly, the holder has the right to demand payment in full. At March 31, 2014, the Note had a face value of $5.6 million.

We currently have two bank financing arrangements:

In March 2013, we entered into a three year term loan with Silicon Valley Bank or SVB, totaling $2.3 million, with monthly payments of interest only during the first six months, and then equal monthly payments of principal and interest over the remaining 30 months of the loan. In addition, we are required to make a one-time final payment of $45,000 at the time the loan is repaid. We experienced an event of default under our term loan with SVB related to covenant compliance with a Fixed Charge Coverage Ratio and a Liquidity Ratio. We are continuing to work with SVB on a forbearance arrangement to reschedule payment of the loan. At March 31, 2014, we had borrowings of $1.9 million under this loan. Interest on the term loan accrues at 6.00% per annum.

In April 2013, we entered into a one year term loan with a commercial bank in China, totaling 10,000,000 Chinese Yuan (equivalent to $1.6 million at March 31, 2014). This loan bears interest based on the People’s Bank of China twelve month adjustable rate, which was 7% per annum at March 31, 2014. This loan was originally due and payable on April 8, 2014, and was guaranteed by Fengpu Industrial Park, the industrial park where we maintain Chinese operations. In April 2014, Fengpu Industrial Park negotiated a six month extension on the repayment of the loan with the commercial bank. In connection with that extension, we entered into a Credit and Guaranty Agreement with Fengpu Industrial Park, which includes a payment schedule to repay the loan over the next six months.

We will need to raise additional funds in order to continue our operations. Depending on the success of our Home Alert product launch in North America, discussed below, we may return to profitable operations. However, we have a significant working capital deficit. We are currently evaluating opportunities to sell debt or equity securities. We do not have any current arrangements in place to provide additional funds. Those funds may not be available on favorable terms, or at all. Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders will likely experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we are unsuccessful in achieving and sustaining profitability and we cannot obtain additional funds on commercially reasonable terms or at all, we will likely be required to curtail significantly or cease our operations.

Item  8.01. Other Information.

We are partnering with an international distribution company that specializes in integrated supply chain solutions for the wireless industry, to distribute our Axesstel Home Alert products in the United States and Canada. We have received an initial $4.3 million in purchase orders from the distributor under this program, for product which is expected to be delivered during the second quarter. The initial purchase orders are stocking orders to provide our Home Alert products in approximately 3,000 retail outlets with one of the world’s largest retailers. We have been working with the distributor and the customer on product modifications and are currently shipping against the $4.3 million purchase order. The product is now expected to be available in stores beginning in late June 2014.

We anticipate additional orders from the distributor for this initial retail customer, with the volume and timing of those orders dependent on the rate of sell through for our products. We are also working with the distributor to identify and secure other opportunities with significant retailers in the United States and Canada for our Home Alert product line.

Under our current operating structure, we can achieve profitable operations on annual revenues of approximately $20 million, assuming gross margins in the upper twenty percent range.

Forward Looking Statements

Information in this current report regarding our forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. All forward-looking statements included in this report, including estimated income statement and balance sheet data as of March 31, 2014 and December 31, 2013, the timing and content of future financial statement reporting and periods of restatement, and the timing or success of future product launches, are based upon information available to us as of the date of this report, which may change. The forward-looking statements in this report speak only as of the date of this report and caution should be taken not to place undue reliance on any such forward-looking statements. Forward-looking statements are subject to certain events, risks, and uncertainties that may be outside of our control. When considering forward-looking statements, you should carefully review the risks, uncertainties and other cautionary statements in this report as they identify certain important factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These factors include, among others, the risks described under Item 1A in our 2012 Annual Report on Form 10-K, as well as in other reports and documents we file with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2014	Axesstel, Inc.

	By:	/s/ Patrick Gray
	Name:	Patrick Gray
	Title:	Chief Executive Officer